UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Holguin, Raul G.
   14643 Dallas Parkway Suite 1000
   Dallas, TX  75240
   USA
2. Issuer Name and Ticker or Trading Symbol
   Elcor Corporation
   ELK
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
           May 13, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock $1 Par Value  |05/13/|M   | |6                 |A  |5.8333     |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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                           |05/13/|M   | |285               |A  |8.0833     |9,451.368          |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |5,106.542          |I     |By ESOP Trustee            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option|$5.8333 |05/13|M   | |6          |D  |10/22|10/22|Common Stock|6      |$5.8333|9,380.50    |D  |            |
 (Right to Buy)       |        |/98  |    | |           |   |/93* |/99  |            |       |       |            |   |            |
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                      |$8.0833 |05/13|M   | |285        |D  |09/29|09/29|Common Stock|285    |$8.0833|9,095.50    |D  |            |
                      |        |/98  |    | |           |   |/94 *|/02  |            |       |       |            |   |            |
                      |        |     |    | |           |   |*    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*The option became exercisable in 20% increments on 10/22/93, 10/22/94, 10/22/95, 10/22/96 and 10/22/97
respectively.
**The option became or will become exercisable in 20% increments on 09/29/94, 09/29/95, 09/29/96, 09/29/97 and
09/29/98
respectively.
SIGNATURE OF REPORTING PERSON
/s/ Raul G. Holguin
DATE
  June 10, 1998